Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 28, 2010	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2009

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the fourth quarter and year ended December 31, 2009.

The Company’s revenues were $55,375,000 compared with $55,443,000 for the fourth quarter of 2008.  Gaming revenues were down 0.4%, with a slot win decrease of just over 1% offset to some extent by sports betting revenue during the quarter.

Other operating revenues increased 2.5%.  Occupancy levels in the Dover Downs Hotel were approximately 77% for the fourth quarter of 2009 compared with approximately 75% for the fourth quarter of 2008. Margins for other operating revenues improved during the quarter.

Gaming expenses were higher from significantly increased gaming taxes and fees that became effective at the end of May of 2009.  The impact of these tax increases was approximately $3.5 million or approximately $.07 per diluted share for the fourth quarter of 2009.

Interest expense decreased $401,000 during the quarter, primarily from lower average borrowings and lower interest rates.

Net earnings were $1,815,000, or $.06 per diluted share, compared with $3,496,000, or $.11 per diluted share for the fourth quarter of 2008.

For the year ended December 31, 2009, the Company’s revenues decreased 2.6% to $232,799,000.  Though revenues held up fairly well during a difficult 2009 and margins improved for ancillary activities, operating earnings were down $15,043,000.  The decrease was caused to some extent by the lower revenue and higher depreciation expense, but more significantly from higher gaming taxes and fees from Delaware’s past two legislative sessions.  The impact of the increased taxes and fees for the year was approximately $10,000,000, or approximately $.19 per diluted share.  Additionally, an impairment charge taken in the third quarter of 2009 reduced operating earnings by $2,177,000, or approximately $0.04 per diluted share.

Net earnings were $11,277,000, or $.35 per diluted share compared with $19,511,000, or $.61 per diluted share for 2008.

On January 21, 2010, the Delaware House of Representatives passed legislation which authorizes table games at the State’s three video lottery facilities.  The legislation is supported by Governor Markell’s administration and is expected to be passed shortly by the Delaware Senate.  Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “We are pleased to have made it through a challenging 2009 and are looking forward to new opportunities in 2010, including table games such as poker, blackjack, craps and roulette.  We are working closely with the State in an effort to commence our table game operations as quickly as possible.”

The Company announced yesterday that its Board of Directors declared a reduced quarterly dividend of $.03 per share payable on March 10, 2010 to shareholders of record at the close of business on February 10, 2010.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 165,000-square foot video lottery casino complex featuring the latest in slot machine offerings, multi-player electronic table games and a new Race and Sports Book; the Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Gaming (1)	$50,470	$50,659	$213,855	$219,878
Other operating (2)	4,905	4,784	18,944	19,254
	55,375	55,443	232,799	239,132
Expenses:
Gaming	43,354	39,773	175,785	169,360
Other operating	3,894	4,339	14,758	16,101
General and administrative	1,491	1,385	6,678	6,317
Impairment charge	—	—	2,177	—
Depreciation	3,020	3,104	11,939	10,849
	51,759	48,601	211,337	202,627

Operating earnings	3,616	6,842	21,462	36,505

Interest expense	542	943	2,376	3,484

Earnings before income taxes	3,074	5,899	19,086	33,021

Income taxes	1,259	2,403	7,809	13,510

Net earnings	$1,815	$3,496	$11,277	$19,511

Net earnings per common share:
- Basic	$0.06	$0.11	$0.35	$0.61
- Diluted	$0.06	$0.11	$0.35	$0.61

Weighted average shares outstanding:
- Basic	31,496	31,443	31,492	31,436
- Diluted	31,496	31,443	31,492	31,528

(1)

Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)	Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Years Ended
	December 31,
	2009	2008

GAAP earnings before income taxes	$19,086	$33,021

Non-cash impairment charges (1)	2,177	—

Adjusted earnings before income taxes	$21,263	$33,021

GAAP net earnings	$11,277	$19,511

Non-cash impairment charges, net of income taxes (1)	1,292	—

Adjusted net earnings	$12,569	$19,511

GAAP net earnings per common share - diluted	$0.35	$0.61

Non-cash impairment charges, net of income taxes (1)	0.04	—

Adjusted net earnings per common share - diluted	$0.39	$0.61

(1)          We had previously completed architectural and engineering work related to a Phase 7 casino expansion that would have included, among other things, a new sports book facility and a parking garage. During the third quarter of 2009, as a result of the court decision to limit the extent of sports wagering and the higher gaming tax rates that were legislated, we decided not to proceed with this project. As a result, $2,177,000 of previously capitalized costs were written off during the third quarter.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS

Current assets:
Cash	$21,415	$17,889
Accounts receivable	2,636	2,661
Due from State of Delaware	11,069	10,870
Inventories	2,170	2,025
Prepaid expenses and other	2,151	2,029
Receivable from Dover Motorsports, Inc.	5	—
Income taxes receivable	129	—
Deferred income taxes	1,209	1,705
Total current assets	40,784	37,179

Property and equipment, net	192,360	203,522
Other assets	863	1,019
Total assets	$234,007	$241,720

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,078	$4,842
Purses due horsemen	10,219	10,186
Accrued liabilities	8,788	7,419
Payable to Dover Motorsports, Inc.	—	11
Income taxes payable	—	619
Deferred revenue	306	212
Total current liabilities	22,391	23,289

Revolving line of credit	95,125	108,325
Liability for pension benefits	4,900	6,099
Other liabilities	186	—
Deferred income taxes	4,166	3,488
Total liabilities	126,768	141,201

Stockholders’ equity:
Common stock	1,546	1,521
Class A common stock	1,660	1,660
Additional paid-in capital	1,664	933
Retained earnings	103,559	98,697
Accumulated other comprehensive loss	(1,190)	(2,292)
Total stockholders’ equity	107,239	100,519
Total liabilities and stockholders’ equity	$234,007	$241,720

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended
	December 31,
	2009	2008

Operating activities:
Net earnings	$11,277	$19,511
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	11,939	10,849
Amortization of credit facility origination fees	39	40
Stock-based compensation	952	998
Deferred income taxes	(238)	(316)
Impairment charge	2,177	—
Changes in assets and liabilities:
Accounts receivable	25	1,899
Due from State of Delaware	(199)	(340)
Inventories	(145)	(167)
Prepaid expenses and other	42	(768)
Receivable from/payable to Dover Motorsports, Inc.	(16)	(7)
Income taxes receivable/payable	(228)	193
Accounts payable	(184)	(610)
Purses due horsemen	33	(294)
Accrued liabilities	1,369	(4,521)
Deferred revenue	94	114
Other liabilities	800	227
Net cash provided by operating activities	27,737	26,808

Investing activities:
Capital expenditures	(4,535)	(40,166)
Proceeds from the sale of available-for-sale securities	102	—
Purchase of available-for-sale securities	(104)	(100)
Net cash used in investing activities	(4,537)	(40,266)

Financing activities:
Borrowings from revolving line of credit	157,875	186,725
Repayments of revolving line of credit	(171,075)	(170,825)
Dividends paid	(6,415)	(6,360)
Repurchase of common stock	(59)	(1,040)
Proceeds from stock options exercised	—	366
Excess tax benefit on stock awards	—	25
Net cash (used in) provided by financing activities	(19,674)	8,891

Net increase (decrease) in cash	3,526	(4,567)
Cash, beginning of year	17,889	22,456
Cash, end of year	$21,415	$17,889